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                                                                    Exhibit 8(b)


                             SUBCUSTODIAN AGREEMENT


         AGREEMENT made this 11th day of March, 1994, between BOSTON SAFE DEPOSIT AND TRUST COMPANY (hereinafter referred to as "Boston Safe"), a trust company having its principal office at One Boston Place, Boston, Massachusetts, U.S.A., and Credit Commercial De France (hereinafter referred to as the "Bank"), a bank organized under the laws of France and having an office at 103, Avenue de Champ-Elysees, 75008 Paris, France.

         WHEREAS, Boston Safe has been appointed to act as Trustee, Custodian or Subcustodian of securities and monies on behalf of certain of its customers including, without limitation, investment companies subject to the U.S. Investment Company Act of 1940, as amended, and employee benefit plans subject to the U.S. Employee Retirement Income Security Act of 1974, as amended; and

         WHEREAS, Boston Safe wishes to establish an Account with the Bank to hold and maintain certain property which Boston Safe holds as custodian, subcustodian or trustee; and

         WHEREAS, Bank agrees to establish such Account and to hold and maintain all property in the Account in accordance with the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, Boston Safe and Bank agree as follows:

I.       THE ACCOUNT

         A.       Establishment of the Account

                  Boston Safe hereby establishes with the Bank an Account which shall be composed of

                  (1) a Custody Account (including such sub-accounts as Boston Safe may request from time to time), for any and all Securities (as hereinafter defined) from time to time received by Bank therefor, and

                  (2) a Deposit Account (including such sub-accounts as Boston Safe may request from time to time) for any and all Cash (as hereinafter defined) from time to time received by Bank therefor.

                  Sub-accounts shall be established for each customer of Boston Safe as requested by Boston Safe.



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         B.       Use of the Account

                  The Account shall be used exclusively to hold, acquire, transfer or otherwise care for, on behalf of Boston Safe as Trustee, Custodian or Subcustodian and the customers of Boston Safe and not for Boston Safe's own interest, Securities and such cash or cash equivalents as are transferred to Bank or as are received in payment of any transfer of, or as payment on, or interest on, or dividend from, any such Securities (herein collectively called "Cash").

         C.       Transfer of Property in the Account

                  Beneficial ownership of the Securities and Cash in the Account shall be freely transferable without payment of money or value other than for custody and administration.

         D.       Ownership and Segregation of Property in the Account

                  The ownership of the property in the Account, whether Securities, Cash or both, and whether any such property is held by Bank or in an Eligible Depository, shall be clearly recorded on Bank's books as belonging to Boston Safe on behalf of Boston Safe's customers, and not for Boston Safe's own interest and, to the extent that Securities are physically held in the Account, such Securities shall also be physically segregated from the general assets of Bank, the assets of Boston Safe in its individual capacity and the assets of Bank's other customers. In addition, Bank shall maintain such other records as may be necessary to identify the property hereunder as belonging to each sub-account of the Account.

         E.       Registration of Securities in the Account

                  Securities which are eligible for deposit in a depository as provided for in Paragraph III may be maintained with the depository in an account for Bank's customers. Securities which are not held in a depository and that are ordinarily held in registered form will be registered under "Boston Safe client's" name, unless alternate Instructions are furnished by Boston Safe.

II.      SERVICES TO BE PROVIDED BY THE BANK

         The services Bank will provide to Boston Safe and the manner in which such services will be performed will be as set forth below in this Agreement and the attached Service Standard Agreement (Attachment A). In the event of any conflict between the Subcustodian Agreement and the Service Standard Agreement, the Subcustodian Agreement shall prevail.



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         A.       Services Performed Pursuant to Instructions

                  All transactions involving the Securities and Cash in the Account shall be executed solely in accordance with Boston Safe's Instructions as that term is defined in Paragraph VI hereof, except those described in paragraph B below.


         B.       Services to Be Performed Without Instructions

                  Bank will, unless it receives Instructions from Boston Safe to the contrary:

         (1)      Collect Cash

                  Promptly collect and receive all dividends, income, principal, proceeds from transfer and other payments with respect to property held in the Account, and present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, and credit Cash receipts therefrom to the Deposit Account;

         (2)      Exchange Securities

                  Promptly exchange Securities where the exchange is purely ministerial (including, without limitation, the exchange of temporary Securities for those in definitive form and the exchange of warrants, or other documents of entitlement to Securities, for the Securities themselves);

         (3)      Sale of Rights and Fractional Interests

                  Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and such rights entitlement or fractional interest bears an expiration date, Bank will promptly endeavor to obtain Boston Safe's Instructions, but should these not be received in time for Bank to take timely action, Bank is authorized to sell such rights entitlement or fractional interest and to credit the Account;




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         (4)      Execute Certificates

                  Execute in Boston Safe's name for the Account, whenever Bank deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the securities held in the Account;

         (5)      Pay Taxes and Receive Refunds

                  To pay or cause to be paid from the Account any and all taxes and levies in the nature of taxes imposed on the property in the Account by any governmental authority, and to take all steps necessary to obtain all tax exemptions, privileges or other benefits, including reclaiming and recovering any foreign withholding tax, relating to the Account and to execute any declarations, affidavits, or certificates of ownership which may be necessary in connection therewith; and
         (6)      Prevent Losses

                  Take such steps as may be reasonably necessary to secure or otherwise prevent the loss of rights attached to or otherwise relating to property held in the Account.

         C.       Additional Services

                  1.       Transmission of Notices of Corporate Action

                           By such means as will permit Boston Safe to take
timely action with respect thereto, Bank will promptly notify Boston Safe upon receiving notices or reports, or otherwise becoming aware, of corporate action affecting Securities held in the Account (including, but not limited to, calls for redemption, mergers, consolidations, reorganizations, recapitalizations, tender offers, rights offerings, exchanges, subscriptions and other offerings) and dividend, interest and other income payments relating to such Securities.

                  2.       Communications Regarding the Exercise of Rights

                           Upon request by Boston Safe, Bank will promptly
deliver, or cause any Eligible Depository authorized and acting hereunder to deliver, to Boston Safe all notices, proxies, proxy soliciting materials and other communications that call for voting or the exercise of rights or other specific action (including material relative to legal proceedings intended to be transmitted to security holders) relating to Securities held in the Account to the extent received by Bank or said Eligible Depository, such proxies or any voting instruments to be executed by the registered holder of the Securities, but without indicating the manner in which such Securities are to be voted.



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                  3.       Monitor Financial Service

                           In furtherance of its obligations under this
Agreement, Bank will monitor French financial publications with respect to announcements and other information respecting property held in the Account, including announcements and other information with respect to corporate actions and dividend, interest and other income payments.

III.     USE OF SECURITIES DEPOSITORY

         Bank may, with the prior written approval of Boston Safe, maintain all or any part of the Securities in the Account with a securities depository or clearing agency which is incorporated or organized under the laws of a country other than the United States of America and is supervised or regulated by a government agency or regulatory authority in the foreign jurisdiction having authority over such depositories or agencies, and which operates (a) the central system for handling of securities or equivalent book entries in France, (b) a transnational system for the central handling of securities or equivalent book entries, or (c) is the subject of an exemptive order issued by the U.S. Securities and Exchange Commission with respect to the requirements for a securities depository under Rule 17f-5 of the U.S. Investment Company Act of 1940 (herein called "Eligible Depository"), provided, however, that while so maintained such Securities shall be subject only to the directions of Bank, and that Bank's duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Bank. In seeking Boston Safe's approval with respect to an Eligible Depository, Bank shall submit a copy of its agreement with such Eligible Depository to Boston Safe.

IV.      CLAIMS AGAINST PROPERTY IN THE ACCOUNT

         The property in the Account shall not be subject to any right, charge, security interest, lien or claim of any kind (collectively "Charges") in favor of Bank or any Eligible Depository or any creditor of Bank or of any Eligible Depository, except a claim for payment for such property's safe custody or administration in accordance with the terms of this Agreement. Bank will immediately notify Boston Safe of any attempt by any party to assert any Charge against the property held in the Account and shall take all lawful actions to protect such property from such Charges until Boston Safe has had a reasonable time to respond to such notice.



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V.       QUALIFICATION OF BANK AS SUBCUSTODIAN

         Bank represents and warrants that:

         (A) it is a branch of a "qualified U.S. bank" or an "eligible foreign custodian" as those terms are defined in Rule 17f-5 of the U.S. Investment Company Act of 1940, a copy of which is attached hereto as Attachment A (the "Rule"), and Bank shall immediately notify Boston Safe, in writing or by other authorized means, in the event that there appears to be a substantial likelihood that Bank will cease to qualify under the Rule as currently in effect or as hereafter amended, or if in fact it does cease to qualify for any reason, or

         (B) it is the subject of an exemptive order issued by the U.S. Securities and Exchange Commission, which order permits Boston Safe to employ Bank notwithstanding the fact that Bank fails to qualify under the terms of the Rule, and Bank shall immediately notify Boston Safe, in writing or by other authorized means, if for any reason it is no longer covered by such exemptive order.

                  Upon receipt of any such notification required under (A) or
(B) of this Paragraph, Boston Safe may terminate this Agreement immediately without prior notice to Bank.

VI.      DEFINITIONS

         A.       Instructions

                  The term "Instructions" means (1) instructions in writing signed by authorized individuals designated as such by Boston Safe, (2) SWIFT or tested telex instructions of Boston Safe, (3) other forms of instructions in computer readable form as shall customarily be used for the transmission of like information, and (4) such other forms of communication as from time to time may be agreed upon by Boston Safe and Bank; which Bank believes in good faith to have been given by Boston Safe or which are transmitted with proper testing or authentication pursuant to terms and conditions which Boston Safe may specify.

                  Unless otherwise expressly provided, all Instructions shall continue in full force and effect until cancelled or superseded. Bank shall act in accordance with Instructions and shall not be liable for any act or omission in respect of any Instruction except in the case of willful default, negligence, fraud, bad faith, willful misconduct, or reckless disregard of duties on the part of Bank. Bank in executing all Instructions will take relevant action in accordance with accepted industry practice.



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         B.       Account

                  The term "Account" means collectively the Custody Account and its sub-accounts, and the Deposit Account and its sub-accounts.

         C.       Securities

                  The term "Securities" includes, without limitation, stocks, shares, bonds, debentures, debt securities (convertible or non-convertible), bullion, notes, or other obligations or securities and any certificates, receipts, futures contracts, foreign exchange contracts, options, warrants, script or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

VII.     MISCELLANEOUS PROVISIONS

         A.       Statements Regarding the Account

                  Bank will supply Boston Safe with such statements regarding the Account as Boston Safe may request, including the identity and location of any Eligible Depository authorized and acting hereunder. In addition, Bank will supply to Boston Safe an advice or notification of any transfers of Securities to or from the Account indicating, as to Securities acquired for the Account, if applicable, the Eligible Depository having physical possession of such Securities.

         B.       Examination of Books and Records

                  Bank agrees that its books and records relating to the Account and Bank's actions under this Agreement shall be open to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by, or other representatives of Boston Safe (including to the extent permitted under French law the independent public accountants for any customer of Boston Safe whose property is being held hereunder) and such books and records shall be retained for such period as shall be agreed upon by Boston Safe and Bank.

                  As Boston Safe may reasonably request from time to time, Bank will furnish its auditor's reports on its system of internal controls, and Bank will use its best efforts to obtain and furnish similar reports of any Eligible Depository authorized and acting hereunder.



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         C.       Standard of Care

                  Bank shall exercise reasonable care in holding, maintaining, servicing and disposing of property under this Agreement, and in fulfilling any other obligations hereunder, provided that Bank shall exercise at least the same standard of care as it exercises over its own assets and the degree of care expected of a prudent professional subcustodian for hire and shall assume the burden of proving that it has exercised such care in its maintenance of property held by Bank in the Account and Securities held in an Eligible Depository shall not affect Bank's standard of care, and Bank will remain as fully responsible for any loss or damage to such Securities as if it itself had retained physical possession of them. Bank shall indemnify and hold harmless Boston Safe, the Account and each of Boston Safe's customer to the extent of each such customer's interest in the Account from and against any loss, damage, cost, expense, liability or claim (including reasonable attorneys' fees) arising out of or in connection with the improper or negligent performance or the nonperformance of the duties of the Bank. Bank shall maintain adequate policies of insurance with recognized insurance carriers in support of Bank's indemnification and otherwise covering any loss of the property held under this Agreement.

                  Subject to the foregoing, Bank shall be responsible for complying with all provisions of the law of France, or any other law, applicable to Bank in connection with its duties hereunder, including (but not limited to) the payment of all transfer or similar taxes and compliance with any currency restrictions and securities laws.

         D.       Loss of Cash or Securities

                  Bank agrees that, in the event of any loss of Securities or Cash in the Account, Bank will use its best efforts to ascertain the circumstances relating to such loss and will promptly report the same to Boston Safe.

         E.       Compensation of Bank

                  Boston Safe agrees to pay to Bank from time to time such compensation for its services and such out-of-pocket or incidental expenses of Bank pursuant to this Agreement as may be mutually agreed upon in writing from time to time.



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         F.       Termination

                  Except as otherwise provided herein, this Agreement may be terminated by Bank or Boston Safe on 60 days' written notice to the other party, sent by registered mail, provided that any such notice, whether given by Bank or Boston Safe, shall be followed within 60 days by Instructions specifying the names of the persons to whom Bank shall deliver the Securities in the Account and to whom the Cash in the Account shall be paid. If within 60 days following the giving of such notice of termination, Bank does not receive such instructions, Bank shall continue to hold such Securities and Cash subject to this Agreement until such Instructions are given. The obligations of the parties under Paragraphs VIIC and VIIE of this Agreement shall survive the termination of this Agreement.

         G.       Notices

                  Unless otherwise specified in this Agreement, all notices and communications with respect to matters contemplated by this Agreement shall be in writing, and delivered by mail, postage prepaid, or confirmed telex, to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this Paragraph):

         To Bank:

                  CCF
                  51, Avenue Robert Schuman
                  5110 Reims, FRANCE

                  SWIFT:  CCFRFRPP
                  Telex:  645300F
                  Tel:    331 4070 2307

         To Boston Safe:

                  Boston Safe Deposit and Trust Company
                  20 Cabot Road, 027-003A
                  Medford, MA 02155

                  SWIFT:  BSDTUS33GBL
                  Telex:  618 7612 BOSTONCO
                  Tel:    (617) 382 4313





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         H.       Confidentiality

                  Bank and Boston Safe shall each use its best efforts to maintain the confidentiality of the property in the Account and the beneficial owners thereof, subject, however, to the provisions of any laws requiring disclosure. In addition, Bank shall safeguard any testkeys, identification codes or other security devices which Boston Safe shall make available to it.

         I.       Assignment

                  This Agreement shall not be assignable by either party but shall bind any successor in interest of Boston Safe and Bank, respectively.

         J.       Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of Massachusetts except to the extent that such laws are preempted by the laws of the United States of America. To the extent inconsistent with this Agreement, Bank's rules and conditions regarding accounts generally or custody accounts specifically shall not apply.

         IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be executed by their respective officers thereunto duly authorized.


                                        BOSTON SAFE DEPOSIT AND TRUST COMPANY


                                            /s/ CAROLYN F. KIESS
                                        --------------------------------------
                                        By:     Carolyn F. Kiess
                                        Title:  Senior Vice President


                                        CREDIT COMMERCIAL DE FRANCE


                                            /s/ EDOUARD F. DE LENCQUESAING
                                        --------------------------------------
                                        By:     Edouard F. de Lencquesaing
                                        Title:  Executive Vice President




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                                  ATTACHMENT A

                           SERVICE STANDARD AGREEMENT


This agreement entered into on this 11th day of March, 1994, by and between Boston Safe Deposit and Trust Co., a trust company organized under the laws of the United States of America (the "Custodian"), and Credit Commercial de France, a bank organized under the laws of France (the "Subcustodian"), will serve as Attachment A to the Global Subcustodian Agreement entered into by the parties on March 11, 1994.

This agreement may be amended at any time by mutual agreement of the parties and will supersede any previous service agreement.

Now, therefore, the Custodian and the Subcustodian hereby agree as follows:

1.       COMMUNICATIONS

The primary means of communication for transactional information will be the Society for Worldwide Interbank Financial Telecommunications (SWIFT) system. Identifications of specific message types are detailed in each of the respective sections of this agreement.

Tested telex, facsimile, telephone and other electronic communication devices may be used based on mutual agreement of the Custodian and the Subcustodian. In the event instructions and/or advices are communicated via telex or facsimile the format of such instructions will follow that of the appropriate SWIFT message.

The following communication addresses are to be used for all correspondence concerning the relationship:

         Boston Safe Deposit and Trust Company

         SWIFT Address:             BSDTUS33GBL
         Telex:                     174-219 BOSTONCO
         Fax:                       (617) 382-4100

         Mailing Address:           20 Cabot Road
                                    Medford, MA 02150-9113
                                    U.S.A.
                                    Attn: Global Custody Division, 027-003A


         Credit Commercial de France

         SWIFT Address:             CCFRFRPP
         Telex:                     645300F
         Fax:                       331 2648 3683

         Mailing Address:           51, avenue Robert Schuman
                                    51100 Reims, FRANCE




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2.       TELEPHONE COVERAGE/INQUIRIES

         (a) The subcustodian will maintain telephone coverage during their local business hours except holidays; Monday - Friday, 8:30 a.m. to 6:30 p.m.

         (b) Inquiries from the custodian will be responded to by the subcustodian within 24 hours from receipt of the inquiry. If additional time is required to respond to an inquiry, the timetable for completion will be given.

3.       SECURITIES PROCESSING

         3.1.     NOTIFICATION TO THE SUBCUSTODIAN:

         (a) The Custodian will communicate purchase and sale transaction instructions via the following SWIFT messages:

                  MT520 - Receive Free
                  MT521 - Receive Against Payment
                  MT522 - Deliver Free
                  MT523 - Deliver Against Payment

                  Exhibit A shows the minimum information required for each message type.

         (b) All transactions will be settled according to the French market procedures. (Under RELIT procedures, as soon as a transaction is matched, the settlement is irrevocable. The only situation where an entry would be reversed are the bankruptcy of the counterparty or the unavailability of the security on the market for a period of 10 days after the settlement date).

         (c) The Subcustodian will not settle any trade without specific instructions from the Custodian.

         (d) The deadline for receipt of instructions by the Subcustodian in order for the transaction to settle on the contracted settlement date is 11:00 am for same day transactions, 5:00 pm for next day transactions, Paris time. All instructions received after this stated deadline will be handled on a best effort basis.

         (e) Upon receipt of transaction instructions the Subcustodian will match the trade details with the counterparty.

                  Note: The applicable security transactions are automatically matched in the RELIT system.

         (f) If the trade details do not match, or the counterparty's instruction is missing, the Subcustodian will promptly notify the Custodian via a SWIFT 573. In case of mismatching, the details of the counterparty's instruction will be given via SWIFT 599. If problems are encountered near or on settlement date, the Subcustodian will inform the Custodian via telephone. If the Custodian changes the trade details the corrected instructions will be communicated via authenticated message.



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         3.2.     NOTIFICATION TO THE CUSTODIAN

         (a) The Subcustodian will confirm each security transaction to the Custodian via the relevant SWIFT MT53X message:
                  MT530 - Confirmation of Receive Free
                  MT531 - Confirmation of Receive Against Payment
                  MT532 - Confirmation of Deliver Free
                  MT533 - Confirmation of Deliver Against Payment

                  NOTE: The transaction reference number supplied in field 20 of the 52X message must be contained in field 21 of the MT53X.

                  Exhibit B shows the minimum information required for each message type.

         (b) The confirmation messages will be transmitted to the Custodian before 9:30 a.m. Boston time on the day the trade has settled.

         (c) The confirmation messages for free delivery and free receipt instructions identified as stock loan transactions in field 72 of the SWIFT MT520 and SWIFT MT521 will be transmitted to the Custodian before 9:30 a.m. Boston time on the day the trade has settled.

         (d) Transactions will be settled as long as the net amount of the transactions is within FF 10 plus or minus of the trade. Transactions should not be settled if there is a difference in the number of shares between the broker and the Custodian's instructions. Differences will be communicated to the custodian for resolution.

         (e) Unless instructed otherwise, all securities will be re-registered upon settlement of the transaction. Due to market practice, registration will not impede the Custodian's ability to settle delivery transactions immediately following receipt transactions.

4.       INCOME COLLECTION

         (a) Income will be credited to the operating account on payable date.

         (b) A SWIFT MT551 preadvice of income will be transmitted to the Custodian by the Subcustodian within 24 hours of the dividend announcement. A further SWIFT MT551 preadvice will be sent 2 days before pay date.

         (c) The Subcustodian will notify the Custodian of income collected via SWIFT MT554 message. Each message must contain the following information:

                  Security Name             Rate per share
                  Ex date                   Gross amount
                  Pay date                  Tax withheld
                  Number of shares          Net amount

         (d) Confirmation of credit of funds to the account will be via the SWIFT MT554 on payable date by 9:30 a.m. Boston time.

         (e) Claims for collection of past due income will be initiated by the Subcustodian on payable date.



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

         (f) The past due income will be collected from the counterparty upon settlement of the relevant security transaction. All collected income will be credited with good value of the original payable date.

5.       TAX RECLAIMS

         (a) The Subcustodian will be responsible for preparing all reclaim forms for applicable clients and securities.

         (b) The Custodian will provide the Subcustodian with a listing of income upon which tax is to be reclaimed each time income is paid.

         (c) The Subcustodian will prepare a reclaim form for each beneficial owner upon receipt of the custodian's information and will forward these to the subcustodian for signature.

         (d) The Custodian will send back the forms, duly signed, to the Subcustodian. The Subcustodian will them forward the package to the local tax authorities. The reclaim forms fully completed and related dividends paid from January to August are filed with the tax authorities during the first week of October of the same year. Additional filings will be made monthly for late collection.

         (e) The reclaim forms will indicate that the reclaimed funds should be sent to the Subcustodian and credited to the operating account of the Custodian.

6.       CORPORATE ACTIONS

         (a) The Subcustodian will immediately notify the Custodian by authenticated message of any action effecting securities held by the Subcustodian for the Custodian. Entitlement of holders will be included in this information.

         (b) Corporate action notifications will be communicated to the Custodian via SWIFT MT551 message format.

         (c) Each notification will include the latest date on which the Custodian must provide instructions to the Subcustodian.

         (d) The Subcustodian is to act only upon the specific instruction of the Custodian. The Custodian will, on all actions, supply the Subcustodian with instructions.

         (e) On those actions that require a decision to be returned to the Subcustodian, the Custodian will transmit the instructions via SWIFT.

         (f) The Subcustodian assumes responsibility for the results of any action taken by the Subcustodian without or contrary to instructions received from the Custodian.

         (g) Maturities, redemptions and any other action that results in the Subcustodian collecting cash from tendered or redeemed securities will be credited to the operating account on the stated payable or maturity date.



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

7.       PROXY PROCESSING

         (a) The Subcustodian will advise the Custodian of all meetings, Annual, Extraordinary or other as soon as such information becomes available.

         (b) The information supplied by the Subcustodian will consist of the following:

                  1) A SWIFT MT560 which included the following information:

                                    -  Name of the corporation
                                    -  Date of the venue of the meeting
                                    -  Location
                                    -  Nature of the Meeting

                  2) A Summary translated into English of the meeting agenda published on the B.A.L.O. (Bulletin des Annonces Legales Obligatoires) will be sent by facsimile.

         (c) The Custodian will notify the Subcustodian of how many voting forms will be needed. The Subcustodian will then collect the necessary number of voting forms from the corporation and mail them to the Custodian together with the original meeting announcement from the corporation (in English when available).

         (d) The Custodian will return the forms to the Subcustodian after they have been completed and signed.

         (e) Upon receipt of the forms, the Subcustodian will present the voting forms to the operation agent at the shareholders meeting.

         (f) The Subcustodian will confirm to the Custodian, the votes that are lodged and the securities that are frozen for participation in the general meeting via SWIFT MT 599.

8.       CASH PROCESSING

         (a) An account will be established in the name of the Custodian to facilitate trade settlement, income collection, corporate action processing, tax reclamations, clean payments and other cash movements as directed by the Custodian.

         (b) The Custodian will pre-advise the Subcustodian of all incoming funds and outgoing payments.

         (c) Instructions to pay funds will be communicated via SWIFT MT202. No payments may be made from the account without instructions from the Custodian.

         (d)      Pre-advice of credit funds will be communicated via SWIFT
                  MT210.

         (e) Payment and receipt of funds confirmation will be communicated to the Custodian the same day activity by 10:00 p.m. Paris time in the following way:

                  Incoming funds: SWIFT MT910's.



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

                  Outgoing funds: SWIFT MT950's. Cash debit and/or credit confirmations must indicate the transactions number indicated on the original MT202 and MT5XX.

         (f) The deadline for receipt of instructions by the Subcustodian to complete an external payment on the same day the instruction is received is 11:00 a.m. Paris time.

         (g) The deadline for receipt of instructions, by the Subcustodian, to complete internal payments on the same day the instruction is received is any time prior to 5 p.m. Paris time.

                  Instructions received after these times will be executed on a best effort basis.

         (i) Failure to pay funds or properly credit funds will be the responsibility of the Subcustodian.

9.       CASH MANAGEMENT

         (a) An omnibus account and a series of accounts will be established in the name of the Custodian for the benefit of its clients. These accounts will be used to facilitate the investment of client owned cash.

         (b) All funds received or paid on any given day will be in immediately available funds and incorporated into balances for that day.

         (c) The account will earn credit interest at an annual rate of the Money Market rate minus .25%.

         (d) The account will incur interest on debit balances at the Money Market Rate plus 1.00%.

         (e) The Subcustodian will notify the Custodian each quarter the average debit interest rate applying to the previous month.

         (f) The Subcustodian will pass credit and debit interest, by the 10th business day of the first of each quarter.

         (g) The credit and debit amounts will be netted but the interest statement will give a clear detail of these two amounts.

         (h) The Subcustodian will provide quarterly interest statement detailing the cash activity and interest for the quarter.

         (i) If the Custodian chooses to direct investment balances, the Custodian will contact the Treasury Department of the Subcustodian to negotiate the investment.

         (j) The deadline to place funds is 10 a.m. Paris time. A minimum investment of FF 500,000 is required.



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

10.      REPORTING

         (a) The Subcustodian will transmit the SWIFT MT571 messages to the Custodian on the last business day of each month.

         (b) The pending transactions will be advised to the Custodian daily via MT573 and will include if a trade is matched/unmatched in RELIT. Mismatched trades will also be advised by SWIFT MT599 five days before settlement date.

         (c) The Custodian, may also request MT572 messages from the Subcustodian for security transactions.

11.      FEE PROCESSING

         (a) The Subcustodian will be compensated by the Custodian based on the schedules detailed in Exhibit C. The schedules may be altered upon mutual agreement of the parties.

         (b)      Fees will not be charged from individual transactions.

         (c) Transaction and out of pocket fees will be charged monthly and the custody fee will be charged quarterly in arrears.

         (d) The Subcustodian will provide the Custodian with an invoice by the tenth business day of the following month detailing the charges levied against the Custodian for the period.

         (e) The Custodian will review the invoice and advise the Subcustodian via SWIFT of acceptance of the invoice or of a discrepancy by the 25th business day.

         (f) In the event of a discrepancy, the Custodian will authorize payment of the invoice that is not in question and work with the Subcustodian to resolve the fees in question.

                        BOSTON SAFE DEPOSIT AND TRUST COMPANY

                        BY:   /s/ CAROLYN F. KIESS
                            ----------------------------------------------------
                            Carolyn F. Kiess, Senior Vice President

                        ATTEST:   /s/ JAMES F. KEEGAN
                                ------------------------------------------------
                                James F. Keegan, Vice President

                        CREDIT COMMERCIAL DE FRANCE

                        BY:    /s/ EDOUARD F. DE LENCQUESAING
                            ----------------------------------------------------
                            Edouard F. de Lencquesaing, Executive Vice President

                        ATTEST:   /s/ JACQUES BLANCARD
                                ------------------------------------------------
                                Jacques Blancard, Vice President





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